Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Alexander Hutter
(203) 406-3187

SILGAN ANNOUNCES STRONG GROWTH IN 2022;
ANTICIPATES INCREASED REVENUE, SEGMENT INCOME
AND FREE CASH FLOW IN 2023

Highlights

•Earnings per diluted share (EPS) of $3.07 for 2022 and $0.22 for the fourth quarter of 2022
•Record adjusted EPS of $3.98 for 2022, a 17% increase over a record prior year
•Achieved 10 year compound annual growth rate (CAGR) of 11% for EPS and 12% for adjusted EPS
•Delivered record adjusted EPS for each quarter of 2022
•Cash from operations of $748.4 million and free cash flow of $368.2 million
•Record volume, sales and segment income in Dispensing and Specialty Closures
•Renewed long-term contract with largest steel food container customer
•Expect organic volume growth in all segments in 2023

STAMFORD, CT, January 24, 2023 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported record full year net sales of $6.41 billion, a 12.9 percent increase over prior year net sales of $5.68 billion, and full year 2022 net income of $340.8 million, or $3.07 per diluted share, as compared to full year 2021 net income of $359.1 million, or $3.23 per diluted share.
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SILGAN HOLDINGS
January 24, 2023

Adjusted net income per diluted share for the full year of 2022 was a record $3.98, after adjustments increasing net income per diluted share by $0.91 primarily related to the write-off of net assets in Russia. Adjusted net income per diluted share for the full year of 2021 was $3.40, after adjustments increasing net income per diluted share by $0.17 primarily related to rationalization charges. A reconciliation of historical net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

“The Silgan team continued to operate at a very high level, capitalizing on our momentum in the marketplace alongside our customers in 2022. As a result, we delivered our 6th consecutive year of record adjusted EPS in 2022, with a new all-time record that is 17 percent above the previous record in 2021,” said Adam Greenlee, President and CEO. “Since our founding, our unique business model has proven successful throughout a variety of economic cycles as demonstrated by our 12 percent 10 year CAGR for adjusted EPS. The past three years have showcased the exceptional strength of our team and the execution of our strategic initiatives as well as our ability to adapt to rapidly changing market conditions, with a greater than 20 percent CAGR for adjusted EPS from pre-pandemic levels,” continued Mr. Greenlee.

“As our focus shifts to 2023, we believe the prospects for continued success and growth are stronger than at any point in our history. We expect the results of our long-term growth strategy of building partnerships with our customers, financial discipline, effective deployment of capital and a relentless focus on costs and profitability will continue to deliver increased revenues, organic volume growth and increased segment income in 2023, as well as significantly improved free cash flow generation,” concluded Mr. Greenlee.

The Company reported net cash provided by operating activities of $748.4 million in 2022 as compared to $556.8 million in 2021. Free cash flow for 2022 was $368.2 million as compared to $466.1 million in 2021. The decrease in free cash flow was due primarily to higher working capital, the payment of the European Commission settlement and higher interest payments, partially offset by higher income before interest and income taxes in 2022. The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.
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SILGAN HOLDINGS
January 24, 2023

Net sales for 2022 were $6.41 billion, an increase of $734.4 million, or 12.9 percent, as compared to $5.68 billion in 2021. This increase was the result of higher net sales in all segments.

Income before interest and income taxes for 2022 was a record $602.0 million, an increase of $25.9 million, or 4.5 percent, as compared to $576.1 million for 2021, while margins decreased to 9.4 percent from 10.1 percent for the same periods largely due to $74.1 million of rationalization charges in 2022. The increase in income before interest and income taxes was the result of higher income in the Dispensing and Specialty Closures and Custom Containers segments, partially offset by lower income in the Metal Containers segment due to higher rationalization charges and higher corporate expenses as a result of a charge of $25.2 million related to the European Commission settlement. Rationalization charges were $74.1 million in 2022 primarily due to the write-off of net assets to service the Russian market in the Metal Containers segment, which also decreased margins in 2022 as compared to 2021. Rationalization charges were $15.0 million in 2021. The full year of 2021 also included costs attributed to announced acquisitions and a charge for the write-up of inventory for purchase accounting of $5.0 million and $2.6 million, respectively.

Interest and other debt expense before loss on early extinguishment of debt for 2022 was $126.3 million, an increase of $17.9 million as compared to 2021. This increase was primarily due to higher weighted average outstanding borrowings as a result of the acquisitions completed in the third and fourth quarters of 2021, partially offset by the impact from lower foreign currency exchange rates on outstanding Euro denominated debt.

The effective tax rates were 28.1 percent and 23.0 percent for 2022 and 2021, respectively. The effective tax rate for 2022 was unfavorably impacted by the write-off of net assets related to operations in Russia and the European Commission settlement, each of which was non-deductible.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were a record $2.32 billion in 2022, an increase of $156.2 million, or 7.2 percent, as compared to $2.16 billion in 2021. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other inflationary costs and higher unit volumes of approximately 1 percent, partially offset by unfavorable foreign currency translation of approximately $106 million. Unit volumes increased over the prior year record primarily due to higher unit volumes for beauty and fragrance and dispensing
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SILGAN HOLDINGS
January 24, 2023

products, including from the businesses acquired in September 2021. These increases were partially offset by expected volume decreases in closures for certain food and beverage markets, as compared to record volumes in the prior year primarily due to customer pre-buy activity in the fourth quarter of 2021 in advance of significant metal inflation, and a decrease in volumes for lawn and garden, hygiene and home cleaning products which were impacted by further inventory corrections throughout the supply chain in 2022. Unit volumes were approximately 18 percent higher than pre-pandemic levels in 2019.

Segment income of Dispensing and Specialty Closures for 2022 increased $60.9 million to a record $323.0 million as compared to $262.1 million in 2021, and segment margin increased to 13.9 percent from 12.1 percent for the same periods. The increase in segment income was primarily due to higher average selling prices principally as a result of the pass through of higher raw material and other inflationary costs, strong operating performance including the benefit of an inventory management program, the favorable year-over-year comparative impact from the delayed pass through of resin costs, cost recovery for certain customer project expenditures, lower rationalization charges and a $1.6 million charge for the write-up of inventory for purchase accounting in the prior year period, partially offset by inflation in manufacturing and selling, general and administrative costs and the impact of unfavorable foreign currency translation.

Metal Containers
Net sales of the Metal Containers segment were a record $3.37 billion for 2022, an increase of $563.8 million, or 20.1 percent, as compared to $2.81 billion in 2021. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes of approximately 11 percent and unfavorable foreign currency translation of approximately $52 million. As expected, the decrease in unit volumes was principally the result of the impact of customer pre-buy activity in the fourth quarter of 2021 in advance of significant price increases due to unprecedented metal inflation in 2022, lower fruit and vegetable volumes as compared to higher volumes from customer restocking in the record prior year and the continued unfavorable impact from certain customers’ ongoing supply chain and labor challenges in 2022.

Segment income of Metal Containers in 2022 was $234.2 million, a decrease of $19.5 million as compared to $253.7 million in 2021, and segment margin decreased to 6.9 percent from 9.0 percent
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SILGAN HOLDINGS
January 24, 2023

for the same periods. The decrease in segment income was primarily attributable to higher rationalization charges of $64.2 million. Segment income benefited from strong operating performance, which included an inventory management program, and higher average selling prices due to the pass through of higher raw material and other inflationary costs. These increases were partially offset by inflation in manufacturing and selling, general and administrative costs, lower unit volumes, a less favorable mix of products sold and the impact of unfavorable foreign currency translation. Rationalization charges were $73.1 million and $8.9 million in 2022 and 2021, respectively. Rationalization charges in 2022 included $73.8 million primarily related to the write-off of net assets of operations in Russia, partially offset by a rationalization credit of $8.5 million related to finalizing the liability for the withdrawal from the Central States, Southeast and Southwest Areas Pension Plan in 2019.

Custom Containers
Net sales of the Custom Containers segment were $723.0 million in 2022, an increase of $14.4 million, or 2.0 percent, as compared to $708.6 million in 2021. This increase was principally due to higher average selling prices, including the pass through of higher resin and other inflationary costs, and a more favorable mix of products sold, partially offset by lower volumes of approximately 8 percent and the impact of unfavorable foreign currency translation of approximately $5 million. The decline in volumes was primarily due to higher volumes in the prior year as a result of increased demand related to the pandemic and subsequent inventory corrections throughout the supply chain in 2022, particularly for home, personal care and lawn and garden products.

Segment income of Custom Containers in 2022 was $92.5 million, an increase of $0.1 million as compared to $92.4 million in 2021, while segment margin decreased to 12.8 percent from 13.0 percent over the same periods. The increase in segment income was primarily attributable to higher average selling prices, the favorable year-over-year comparative impact from the delayed pass through of resin costs and strong operating performance. These increases were partially offset by lower volumes and inflation in manufacturing and selling, general and administrative costs.

Fourth Quarter
Net income for the fourth quarter of 2022 was $24.6 million, or $0.22 per diluted share, as compared to net income of $85.0 million, or $0.76 per diluted share, for the fourth quarter of 2021. Adjusted net income per diluted share for the fourth quarter of 2022 was a record $0.84, a 6 percent increase over
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SILGAN HOLDINGS
January 24, 2023

the previous record of $0.79 in 2021, after adjustments increasing net income per diluted share by $0.62 for the fourth quarter of 2022 and by $0.03 for the fourth quarter of 2021.

Net sales for the fourth quarter of 2022 increased $16.1 million, or 1.1 percent, to $1.46 billion as compared to $1.44 billion for the fourth quarter of 2021. This increase was primarily the result of higher average selling prices in the Dispensing and Specialty Closures and Metal Containers segments, principally related to the pass through of higher raw material and other inflationary costs, and a more favorable mix of products sold in the Custom Containers segment, partially offset by expected lower volumes across all segments, the impact of unfavorable foreign currency translation of approximately $39 million and lower average selling prices in the Custom Containers segment due primarily to the pass through of lower resin costs. Lower unit volumes of approximately 8 percent in the Dispensing and Specialty Closures segment and 13 percent in the Metal Containers segment were due primarily to the customer pre-buy activity in 2021 in advance of significant metal inflation in 2022. The decline in volumes of approximately 11 percent in the Custom Containers segment was primarily for lawn and garden, home and personal care products, which included the non-renewal of a lower margin supply agreement.

Income before interest and income taxes for the fourth quarter of 2022 was $81.1 million, a decrease of $47.6 million as compared to the same period in 2021, and margins decreased to 5.6 percent from 8.9 percent for the same periods. The decrease in income before interest and income taxes was primarily due to higher rationalization charges of $64.6 million. Segment income benefited from higher average selling prices in the Dispensing and Specialty Closures and Metal Containers segments principally due to the pass through of higher raw material and other inflationary costs, strong operating performances in each of the segments, including the benefit of inventory management programs in the Metal Containers and Dispensing and Specialty Closures segments, and the favorable year-over-year comparative impact from the delayed pass through of resin costs. These increases were partially offset by lower volumes, a less favorable mix of products sold, inflation in manufacturing and selling, general and administrative costs and the impact of unfavorable foreign currency translation. Rationalization charges were $66.6 million and $2.0 million in the fourth quarters of 2022 and 2021, respectively, resulting in lower margins in the fourth quarter of 2022 as compared to the prior year period. Rationalization charges in the fourth quarter of 2022 included $73.8 million for the write-off of net assets of operations in Russia, partially offset by a rationalization credit of $9.8 million related to finalizing the liability for the withdrawal from the
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SILGAN HOLDINGS
January 24, 2023

Central States, Southeast and Southwest Areas Pension Plan in 2019. The fourth quarter of 2021 also included costs attributed to announced acquisitions of $0.9 million and a $1.7 million charge for the write-up of inventory for purchase accounting.

Interest and other debt expense before loss on early extinguishment of debt for the fourth quarter of 2022 was $34.6 million, an increase of $6.0 million as compared to the same period in 2021. This increase was primarily due to higher weighted average interest rates. Loss on early extinguishment of debt was $0.5 million for the fourth quarter of 2021.

The effective tax rate for the fourth quarter of 2022 was 47.2 percent as compared to 14.7 percent for the fourth quarter of 2021. The effective tax rate in 2022 was unfavorably impacted by the write-off of net assets related to metal containers operations in Russia which was non-deductible.

Outlook for 2023
The Company currently estimates that its adjusted net income per diluted share for the full year of 2023 will be in the range of $3.95 to $4.15, which includes a headwind of $0.20 per diluted share for additional interest expense, as compared to record adjusted net income per diluted share for the full year of 2022 of $4.01. Adjusted net income per diluted share excludes rationalization charges, the charge for the European Commission settlement and loss on early extinguishment of debt. In an effort to align our adjusted earnings with the underlying operating performance of our operations, our estimate also excludes acquired intangible asset amortization expense and other pension income for U.S. pension plans. A reconciliation of estimated adjusted net income per diluted share for 2023 as compared to adjusted net income per diluted share for 2022 is set forth in Table B at the back of this press release and as compared to adjusted net income per diluted share since 2012 is found on the Company's website.

Segment income in the Dispensing and Specialty Closures segment in 2023 is expected to increase significantly over the prior year primarily due to higher volumes and continued improvement in operating performance. Volumes in 2023 are expected to be higher than in 2022 as a result of continued growth in the beauty and fragrance markets, improved volume levels for hygiene and cleaning products as compared to the negative impact in 2022 from inventory management throughout the supply chain for these products and less customer pre-buy activity than in the prior year period. Segment income in the Metal Containers segment is expected to improve in 2023 as
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SILGAN HOLDINGS
January 24, 2023

compared to 2022 as a result of higher unit volumes, due to continued growth in pet food products and less customer pre-buy activity than in the prior year period, and continued strong operating performance and cost improvements, partially offset by the impact from the rationalization of operations in Russia. Segment income in the Custom Containers segment is expected to benefit from continued manufacturing efficiencies and anticipated higher volumes as a result of improved volume levels for home, personal care and lawn and garden products, and continued growth in pet food products, offset by the timing impact of exiting lower margin business in the latter half of 2022 that did not meet reinvestment return hurdles and replacing it with new business that will be commercialized in the fourth quarter of 2023.

The Company expects interest expense before loss on early extinguishment of debt of approximately $155 million in 2023, an increase of $28.7 million, or $0.20 per diluted share, primarily due to higher weighted average interest rates, partially offset by lower weighted average outstanding debt balances.

The Company expects its effective tax rate for 2023 to be approximately 24 to 25 percent as compared to the effective tax rate for 2022 of 28.1 percent.

The Company currently estimates that free cash flow in 2023 will be approximately $425 million as compared to $368.2 million in 2022. Free cash flow in 2023 is expected to benefit from strong operating performance and improvements in working capital, partially offset by higher interest payments as a result of higher interest rates. Capital expenditures are expected to be approximately $250 million in 2023.

For the first quarter of 2023, the Company is providing an estimate of adjusted net income per diluted share in the range of $0.75 to $0.85, as compared to a record $0.79 in the first quarter of 2022. Adjusted net income per diluted share excludes acquired intangible asset amortization expense, other pension income from U.S. pension plans, rationalization charges and loss on early extinguishment of debt.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year of 2022 at 11:00 a.m. eastern time on Wednesday, January 25, 2023. The conference call will be webcast live via audio, and both the webcast and this press release can be
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SILGAN HOLDINGS
January 24, 2023

accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference should dial (888) 660-6144 in the U.S. and Canada or (929) 203-0865 outside the U.S. and Canada. A taped replay of the conference call will be available through February 7, 2023 by calling (800) 770-2030 for those in the U.S. and Canada or (647) 362-9199 for those outside the U.S. and Canada. The replay can also be accessed via audio webcast at www.silganholdings.com. The Conference ID for both the conference call and the taped replay is 1397141.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.4 billion in 2022. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2021 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2022	2021	2022	2021

Net sales	$1,455.4	$1,439.3	$6,411.5	$5,677.1

Cost of goods sold	1,222.7	1,225.5	5,363.7	4,758.7

Gross profit	232.7	213.8	1,047.8	918.4

Selling, general and administrative expenses	96.5	96.0	416.9	378.1

Rationalization charges	66.6	2.0	74.1	15.0

Other pension and postretirement income	(11.5)	(12.9)	(45.2)	(50.8)

Income before interest and income taxes	81.1	128.7	602.0	576.1

Interest and other debt expense before loss on early extinguishment of debt	34.6	28.6	126.3	108.4

Loss on early extinguishment of debt	—	0.5	1.5	1.4

Interest and other debt expense	34.6	29.1	127.8	109.8

Income before income taxes	46.5	99.6	474.2	466.3

Provision for income taxes	21.9	14.6	133.4	107.2

Net income	$24.6	$85.0	$340.8	$359.1

Earnings per share:
Basic net income per share	$0.22	$0.77	$3.09	$3.25
Diluted net income per share	$0.22	$0.76	$3.07	$3.23

Cash dividends per common share	$0.16	$0.14	$0.64	$0.56

Weighted average shares (000's):
Basic	110,148	110,466	110,465	110,396
Diluted	110,769	111,329	111,031	111,166

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2022	2021	2022	2021
Net sales:
Dispensing and Specialty Closures	$540.8	$572.0	$2,316.7	$2,160.5
Metal Containers	754.6	687.3	3,371.8	2,808.0
Custom Containers	160.0	180.0	723.0	708.6
Consolidated	$1,455.4	$1,439.3	$6,411.5	$5,677.1

Segment income:
Dispensing and Specialty Closures (a)	$65.2	$62.6	$323.0	$262.1
Metal Containers (b)	8.5	55.2	234.2	253.7
Custom Containers (c)	12.6	17.9	92.5	92.4
Corporate (d)	(5.2)	(7.0)	(47.7)	(32.1)
Consolidated	$81.1	$128.7	$602.0	$576.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2022	2021
Assets:
Cash and cash equivalents	$585.6	$631.4
Trade accounts receivable, net	658.0	711.3
Inventories	769.4	798.8
Other current assets	119.7	154.3
Property, plant and equipment, net	1,931.5	1,993.9
Other assets, net	3,281.6	3,481.1
Total assets	$7,345.8	$7,770.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,357.8	$1,488.2
Current and long-term debt	3,425.4	3,793.2
Other liabilities	844.3	926.7
Stockholders' equity	1,718.3	1,562.7
Total liabilities and stockholders' equity	$7,345.8	$7,770.8

(a)Includes rationalization charges of $0.6 million and $0.1 million for the fourth quarters of 2022 and 2021, respectively, and $1.0 million and $5.8 million for the years ended December 31, 2022 and 2021, respectively. Also includes a charge for the write-up of inventory for purchase accounting of $0.7 million and $1.6 million as a result of the acquisition of Gateway Plastics for the quarter and year ended December 31, 2021, respectively.
(b)Includes rationalization charges of $66.0 million and $1.8 million for the fourth quarters of 2022 and 2021, respectively, and $73.1 million and $8.9 million for the years ended December 31, 2022 and 2021, respectively. Also includes a charge for the write-up of inventory for purchase accounting of $1.0 million as a result of the acquisition of Easytech for the fourth quarter and year ended December 31, 2021.
(c)Includes rationalization charges of $0.1 million and $0.3 million for the fourth quarter and year ended December 31, 2021, respectively.
(d)Includes a charge of $25.2 million related to the European Commission settlement for the year ended December 31, 2022. Includes costs attributed to announced acquisitions of $0.9 million and $5.0 million for the fourth quarter and year ended December 31, 2021, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2022	2021
Cash flows provided by (used in) operating activities:
Net income	$340.8	$359.1
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	268.2	255.9
Rationalization charges	74.1	15.0
Loss on early extinguishment of debt	1.5	1.4
Stock compensation expense	16.8	20.9
Deferred income tax (benefit) provision	(32.2)	59.6
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	30.4	(81.5)
Inventories	5.8	(109.5)
Trade accounts payable and other changes, net	43.0	35.9
Net cash provided by operating activities	748.4	556.8

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(2.5)	(745.7)
Capital expenditures	(215.8)	(232.3)
Other investing activities	2.7	2.0
Net cash (used in) investing activities	(215.6)	(976.0)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(71.9)	(62.5)
Changes in outstanding checks - principally vendors	(164.4)	141.6
Shares repurchased under authorized repurchase program	(45.1)	—
Net borrowings and other financing activities	(288.2)	569.5
Net cash (used in) provided by financing activities	(569.6)	648.6

Effect of exchange rate changes on cash and cash equivalents	(9.0)	(7.5)

Cash and cash equivalents:
Net (decrease) increase	(45.8)	221.9
Balance at beginning of year	631.4	409.5
Balance at end of year	$585.6	$631.4

Interest paid, net	$123.7	$101.7
Income taxes paid, net of refunds	93.9	94.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2022	2021	2022	2021

Net income per diluted share as reported	$0.22	$0.76	$3.07	$3.23

Adjustments:
Rationalization charges	0.62	0.01	0.67	0.11
European Commission settlement	—	—	0.23	—
Costs attributed to announced acquisitions	—	0.01	—	0.03
Purchase accounting write-up of inventory	—	0.01	—	0.02
Loss on early extinguishment of debt	—	—	0.01	0.01
Adjusted net income per diluted share	$0.84	$0.79	$3.98	$3.40

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	First Quarter,			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2023	2023	2022	2023	2023	2022

Net income per diluted share as estimated
for 2023 and as reported for 2022	$0.65	$0.75	$0.76	$3.56	$3.76	$3.07

Adjustments:
Acquired intangible asset amortization expense	0.09	0.09	0.09	0.35	0.35	0.36
Other pension income for U.S. pension plans	—	—	(0.08)	0.02	0.02	(0.33)
Rationalization charges	0.01	0.01	0.01	0.02	0.02	0.67
European Commission settlement	—	—	—	—	—	0.23
Loss on early extinguishment of debt	—	—	0.01	—	—	0.01
Adjusted net income per diluted share
as estimated for 2023 and presented for 2022	$0.75	$0.85	$0.79	$3.95	$4.15	$4.01

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (2)
(UNAUDITED)
For the year ended December 31,
(Dollars in millions, except per share data)

Table C

	2022	2021

Net cash provided by operating activities	$748.4	$556.8

Capital expenditures	(215.8)	(232.3)
Changes in outstanding checks	(164.4)	141.6
Free cash flow	$368.2	$466.1

Net cash provided by operating activities per diluted share	$6.74	$5.01

Free cash flow per diluted share	$3.32	$4.19

Weighted average diluted shares (000's)	111,031	111,166

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting, the loss on early extinguishment of debt, the charge for the European Commission settlement, acquired intangible asset amortization expense and other pension income from U.S. pension plans from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks and reduced by capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.